UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2013

CIRCLE STAR ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53868	30-0696883
(Commission File Number)	(I.R.S. Employer Identification No.)

7065 Confederate Park Road, Suite 102
Fort Worth, Texas, 76108
(Address of principal executive offices)  (Zip Code)

(817) 744-8502
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

In accordance with its charter, the Audit Committee of the Board of Directors of Circle Star Energy Corporation (the “Company”) annually selects and engages the Company’s independent registered public accounting firm for each year. The Audit Committee initially selected and engaged Hein & Associates LLP (“Hein”) as the Company’s independent registered public accountants for the fiscal year ending April 30, 2013.  Hein had also audited the Company’s financial statements for the fiscal year ended April 30, 2012.  Over the past several months the Company has been evaluating whether the Company needed a smaller accounting firm with the intention of reducing costs and expenses.

Recently, senior management of the Company concluded that it would be in the Company’s best interest for the Company to engage a new independent registered public accounting firm for the fiscal year ending April 30, 2013 to accommodate the Company’s limited operating budget.

On March 21, 2013, Hein informed the Company that it declined to stand for reappointment as the principal accountant to audit the Company's financial statements.

Hein’s audit report on the Company’s consolidated financial statements as of and for the year ended April 30, 2012 contained an emphasis paragraph expressing substantial doubt as to the Company’s ability to continue as a going concern. The financial statements did not include any adjustments that might have resulted from the outcome of this uncertainty. Hein’s audit report for the fiscal year ended April 30, 2012 did not otherwise contain any adverse opinion or disclaimer provision and were not otherwise qualified or modified as to audit scope or accounting principles. The audit report of Hein did not contain an opinion on the effectiveness of internal control over financial reporting as of April 30, 2012.

During the year ended April 30, 2012 and the subsequent interim period preceding Hein notifying the Company that it declined to stand for reappointment as the principal accountant to audit the Company’s financial statements, there were (i) no disagreements between the Company and Hein on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hein, would have caused Hein to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements for such year, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Hein with a copy of this Current Report on Form 8-K and requested that Hein furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made herein. Such letter, dated March 27, 2013, is filed as Exhibit 16.1 to this Report and is incorporated herein by reference.

The senior management of the Company undertook a search on the Audit Committee’s behalf for appropriate candidates to serve as the Company’s new independent registered public accounting firm.  The Company evaluated several candidates and on March 25, 2013, the Company appointed D’Arelli Pruzansky, P.A. as its independent registered public accounting firm (the “New Accountant”).

During the two most recent fiscal years and the interim period preceding the appointment of the New Accountant, we have not consulted the New Accountant regarding either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to the Company that the Company considered an important factor in reaching a decision as to the accounting, auditing or financial reporting issue; or any matter that was either the subject of a disagreement or a reportable event (as defined in Item 304(a)(iv) and (v) of Regulation S-K).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 22, 2013, Morris “Sam” B. Smith resigned as a Director of the Company to pursue other ventures. The Board of Directors of the Company accepted Mr. Smith’s resignation. Mr. Smith was the Chairman of the Company’s Audit Committee. Mr. Smith’s resignation was not the result of any disagreement with the Company regarding its operations, policies or practices.

On March 26, 2013, Elmer Reed resigned as a Director of the Company to pursue other ventures. The Board of Directors of the Company accepted Mr. Reed’s resignation. Mr. Reed was a member of the Company’s Audit Committee. Mr. Smith’s resignation was not the result of any disagreement with the Company regarding its operations, policies or practices.

On March 26, 2013, Thomas Richards resigned as a Director of the Company for personal reasons and to pursue other ventures. The Board of Directors of the Company accepted Mr. Richard’s resignation. Mr. Richards was a member of the Company’s Audit Committee. Mr. Smith’s resignation was not the result of any disagreement with the Company regarding its operations, policies or practices.

Item 9.01	Exhibits

Exhibit Number	Exhibit

16.1	Letter from Hein & Associates LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRCLE STAR ENERGY CORP. (Registrant)

Dated: March 27, 2013	By: /s/ S. Jeffrey Johnson S. Jeffrey Johnson Chief Executive Officer